Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

CenturyTel, Inc.:

We consent to the incorporation by reference in this registration statement on Form S-8 of CenturyTel, Inc. relating to the issuance of up to 5,177,337 shares of common stock pursuant to the Amended and Restated Embarq Corporation 2006 Equity Incentive Plan and 22,877,372 shares of common stock pursuant to the Embarq Corporation 2008 Equity Incentive Plan and the Amended and Restated Embarq Corporation 2006 Equity Incentive Plan of our reports dated February 27, 2009, with respect to the consolidated balance sheets of CenturyTel, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of income, comprehensive income, cash flows, and stockholders’ equity for each of the years in the three-year period ended December 31, 2008, the financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of CenturyTel, Inc.

Our report on the consolidated financial statements and the related financial statement schedule includes an explanatory paragraph regarding CenturyTel, Inc.'s change in the method of accounting for uncertain tax positions in 2007 and share-based payments and pension and postretirement benefits in 2006.

 /s/ KPMG LLP

Shreveport, Louisiana

July 1, 2009